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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-63100, 333-63120, and 333-72814 on Form S-8 and Nos. 333-63142 and 333-72914 on Form S-3 of Rockwell Collins, Inc. and subsidiaries (the "Company") of our reports dated October 29, 2002 (which report on the consolidated financial statements expresses an unqualified opinion and includes two explanatory paragraphs noting that the Company had not previously operated as a stand-alone entity during all the periods presented and changed its method of accounting for goodwill and certain other intangible assets effective October 1, 2001), appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended September 30, 2002.

/s/  DELOITTE & TOUCHE LLP

Chicago, Illinois
October 29, 2002

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  Exhibit 23